Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Estrella Immunopharma, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common stock, $0.0001 par value per share	(1)	457(a)	2,541,206	$1.6750	$4,256,520.05	0.0001381	$587.83

Total Offering Amounts:							$4,256,520.05		587.83
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$587.83

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Offering Note(s)

(1)	Consists of an aggregate of 2,541,206 shares of Common Stock issued and that may be sold by the selling stockholders set forth in the Registration Statement, The proposed maximum offering price per share has been estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act using the average of the high and low prices as reported on December 19, 2025 of $1.675.

The proposed maximum offering price per unit is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) (based on the average of the high and low prices of the Common Stock on December 19, 2025).